Exhibit 10.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT (this “Amendment”), dated as of March 31, 2005 by and among Sara Lee Corporation, a Maryland corporation (the “Corporation”), and EquiServe Trust Company, N.A., a national association and successor in interest to First Chicago Trust Company of New York (“EquiServe”), amends the Rights Agreement dated as of March 26, 1998, as amended on June 1, 2002 (as amended, the “Rights Agreement”).

WITNESSETH:

WHEREAS, the Corporation and Equiserve, as Rights Agent, are parties to the Rights Agreement and they desire to effect certain changes to the Rights Agreement, as provided herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.	DEFINITIONS. Capitalized terms used and not otherwise defined herein have the meaning ascribed to such terms in the Rights Agreement.

2.	AMENDMENTS TO THE RIGHTS AGREEMENT. The parties hereto agree that the Rights Agreement shall be amended as set forth in this Section 2.

(a)	Section 1(a) of the Rights Agreement, which consists of the definition of “Acquiring Person,” shall be amended:

(i)	to delete clause (v) in its entirety, which clause begins “any such Person who has reported or is required to report such ownership (but less than 25%) on Schedule 13G under the Exchange Act (or any comparable or successor report) …”;

(ii)	to delete the word “or” immediately preceding clause (v) and insert the word “or” immediately preceding clause (iv); and

(iii)	to insert at the end of Section 1(a) a new paragraph that consists of the following text:

“Notwithstanding the foregoing provisions of this Section 1(a), if the Board of Directors of the Corporation determines that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), became an Acquiring Person inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. The determination of whether or not such Person’s becoming an Acquiring Person shall have been inadvertent and the determination of whether the divestment of sufficient shares shall have been made as promptly as practicable shall be made by the Board of Directors of the Corporation.”

(b)	Section 1(g) of the Rights Agreement, which consists of the definition of “Continuing Director,” shall be deleted in its entirety, and the words “Intentionally Omitted” shall be inserted in replacement thereof;

(c)	Section 1(h-1) of the Rights Agreement, which consists of the definition of “Future Director,” shall be deleted in its entirety, and the words “Intentionally Omitted” shall be inserted in replacement thereof;

(d)	Section 11(a)(ii) of the Rights Agreement shall be amended to delete the text beginning with the first words of Section 11(a)(ii) and continuing through and including the parenthetical (“Qualifying Offer”), and to insert in replacement thereof the following text:

“In the event any Person, at any time after the Rights Dividend Declaration Date, shall become an Acquiring Person, unless the event causing such Person to become an Acquiring Person is a transaction set forth in Section 13(a) hereof, or is an acquisition of shares of Common Stock pursuant to a tender offer or exchange offer for all outstanding shares of Common Stock which is determined by at least a majority of the members of the Board of Directors who are not officers of the Corporation, and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person, to be in the best interests of the Corporation and its stockholders (a “Qualifying Offer”)”

(e)	Section 23(a) of the Rights Agreement shall be amended so that it reads, in its entirety, as follows:

“Section 23. Redemption and Termination.

(a) The Board of Directors of the Corporation may, at its option, at any time prior to the earlier of (i) the close of business on the fifteenth day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the close of business on the fifteenth day following the Record Date), or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $0.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11 Event until such time as the Corporation’s right of redemption set forth in the first sentence of this Section 23(a) has expired. The Corporation may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the Current Market Price of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors.”

(f)	Section 27 of the Rights Agreement shall be amended to delete from clause (iii) thereof the phrase “(which lengthening or shortening, following the first occurrence of an event set forth in clauses (i) and (ii) of the first proviso to Section 23(a) hereof, shall be effective only if there are Continuing Directors and shall require the concurrence of a majority of such Continuing Directors)”;

(g)	Section 29 of the Rights Agreement shall be amended to delete, in each instance where it appears, the phrase “(with, where specifically provided for herein, the concurrence of the Continuing Directors),” and to delete the phrase “or the Continuing Directors” in the final sentence of Section 29;

(h)	Section 35 of the Rights Agreement shall be deleted in its entirety, and the words “Intentionally Omitted” shall be inserted in replacement thereof;

3.	MISCELLANEOUS.

(a)	Effectiveness. This Amendment shall be deemed effective as of March 31, 2005. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

(b)	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such state.

(c)	Waiver of Notice. Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

(d)	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Rights Agreement to be executed as of the date set forth above.

SARA LEE CORPORATION

By:	/s/ Roderick A. Palmore
Executive President, General Counsel
and Secretary

EQUISERVE TRUST COMPANY, N.A.

By:	/s/ Thomas F. Lindeman
Senior Managing Director

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